Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169075

AMERICAN REALTY CAPITAL HEALTHCARE TRUST INC.
SUPPLEMENT NO. 12, DATED DECEMBER 6, 2011,
TO THE PROSPECTUS, DATED FEBRUARY 18, 2011

This prospectus supplement (this “Supplement No. 12”) is part of the prospectus of American Realty Capital Healthcare Trust, Inc. (the “Company” or “we”), dated February 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 10, dated October 18, 2011 (“Supplement No. 10”) and Supplement No. 11, dated November 14, 2011 (“Supplement No. 11”). This Supplement No. 12 supplements, modifies or supersedes certain information contained in the Prospectus, Supplement No. 10 and Supplement No. 11, and should be read in conjunction with the Prospectus, Supplement No. 10 and Supplement No. 11. This Supplement No. 12 will be delivered with the Prospectus, Supplement No. 10 and Supplement No. 11.

The purpose of this Supplement No. 12 is to, among other things:

•	update the disclosure relating to operating information, including the status of the offering, the shares currently available for sale, share repurchase program information, the status of fees paid to and deferred by our advisor, dealer manager and their affiliates and the status of distributions;
•	update the subscription agreement in Appendix C with respect to Alabama investors’ ability to invest in certain features of our distribution reinvestment plan, or DRIP; and
•	update the disclosure relating to recent real estate investments and potential real estate investments.

Status of the Offering

We commenced our reasonable best efforts initial public offering of 150.0 million shares of common stock on February 18, 2011. On May 12, 2011, we satisfied the escrow conditions of our public offering of common stock. On such date, we received and accepted aggregate subscriptions in excess of the minimum of $2.0 million in shares, broke escrow and issued shares of common stock to our initial investors who were admitted as stockholders. We will not accept subscriptions from residents of Pennsylvania until we have received aggregate subscriptions of at least $75 million.

As of November 30, 2011, we had acquired nine commercial properties which were 95.4% leased on a weighted average basis as of such date. As of November 30, 2011, we had total real estate investments, at cost, of approximately $129.2 million. As of September 30, 2011, we had incurred, cumulatively to that date, approximately $7.0 million in selling commissions, dealer manager fees and other organizational and offering costs for the sale of our common stock.

We will offer shares of our common stock until February 18, 2013, unless the offering is extended in accordance with the Prospectus, provided that the offering will be terminated if all 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our DRIP for sale in our primary offering).

Shares Currently Available for Sale

As of November 30, 2011, we had received aggregate gross proceeds of approximately $51.8 million from the sale of approximately 5.2 million shares of common stock in our public offering. As of November 30, 2011, there were approximately 5.2 million shares of our common stock outstanding, including restricted stock and shares issued under our DRIP. As of November 30, 2011, there were approximately 144.8 million shares of our common stock available for sale, excluding shares available under our DRIP.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for repurchase on any particular date will generally be limited to the proceeds from the DRIP and we will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from the DRIP in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate our share repurchase program at any time upon not less than 30 days’ notice.

We first received and accepted subscriptions in this offering in March 2011. Because shares of common stock must be held for at least one year in order to be eligible for repurchase under our share repurchase program, no shares will be eligible for repurchase prior to March 2012.

Status of Fees Paid and Deferred

Through September 30, 2011, we incurred approximately $7.0 million from our advisor for reimbursement for organization and offering costs related to our ongoing offering of common stock and paid approximately $1.2 million and $0.5 million of acquisition fees and financing coordination fees, respectively, to our advisor. No property management fees or asset management fees have been paid to our property manager or advisor.

Status of Distributions

On May 12, 2011, the board of directors authorized and we declared a distribution rate equal to a 6.60% annualized rate based on our common stock price of $10.00 per share. The distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend is calculated based on stockholders of record each day during the applicable period at a rate of $0.001808219178 per day. The first distribution was paid on August 1, 2011 to stockholders of record at the close of business each day during the period commencing July 21, 2011 (30 days after the date of our first property acquisition) through July 31, 2011. We have continued to pay distributions to our stockholders each month since our initial distributions payment in August 2011.

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to qualify and maintain our status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”). Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

During the three months ended September 30, 2011, distributions paid to common stockholders totaled $0.1 million, inclusive of approximately $44,000 of distributions issued under the DRIP. As of September 30, 2011, cash used to pay our distributions was primarily generated from the sale of shares of common stock, due to acquisition and transaction related expenses incurred during the three months ended September 30, 2011. Operating cash flows are expected to increase as additional properties are acquired in our investment portfolio.

The following table shows the sources for the payment of distributions to common stockholders for the three months ended September 30, 2011 (in thousands).

	Three Months Ended September 30, 2011
		Percentage of Distributions
Distributions:
Total distributions	$95
Distributions reinvested	44
Distributions paid in cash	$51
Source of distributions:
Cash flows provided by operations(1)	$—	0%
Proceeds from issuance of common stock	51	100%
Total sources of distributions	$51	100%
Cash flows used in operations (GAAP basis)	$(1,265)
Net loss (in accordance with GAAP)	$(1,118)

(1)	Cash flows used in operations includes acquisition and transaction related costs of $1.1 million for the three months ended September 30, 2011.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from August 23, 2010 (date of inception) through September 30, 2011 (in thousands):

For the Period from August 23, 2010 (date of inception) to September 30, 2011
Distributions paid:
Common stockholders in cash	$51
Common stockholders pursuant to DRIP	44
Total distributions paid	$95
Reconciliation of net loss:
Revenues	$448
Acquisition and transaction-related	(1,309)
Depreciation and amortization	(105)
Property operating expense	(85)
Other non-operating expense	(381)
Net loss (in accordance with GAAP)(1)	$(1,432)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

PROSPECTUS UPDATES

Description of Real Estate Investments

The section entitled “Description of Real Estate Investments” is amended and restated in its entirety with the following disclosure.

“Description of Real Estate Investments

Texarkana Surgery Center

On June 21, 2011, we closed the acquisition of a fee simple interest in one free-standing ambulatory surgery center in Texarkana, Texas (the “Texarkana Surgery Center”). We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Westminster Texarkana, L.P., an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The tenant of the property is Texarkana Surgery Center, L.P. (“Texarkana Surgery”), which is an operating joint venture between Symbion, Inc. (“Symbion”) and a 23-member physician group. The physician group and Symbion own 42% and 58% of Texarkana Surgery, respectively.

The Texarkana Surgery Center contains 18,268 rentable square feet which includes four operating rooms, a pre-op holding area, a recovery room, an x-ray room and a minor procedure room. The Texarkana Surgery Center was completed as a build-to-suit facility for the physicians in 1995 that later formed Texarkana Surgery with Symbion in 2000.

Capitalization

The contract purchase price of the Texarkana Surgery Center was approximately $4.5 million, exclusive of closing costs, at a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the purchase price). At closing, we funded the acquisition, excluding acquisition costs, of the Texarkana Surgery Center with (a) net proceeds from our ongoing offering of approximately $2.2 million and (b) a $2.25 million mortgage loan received from Guaranty Bond Bank (the “Guaranty Bond Bank Mortgage Loan”). The Guaranty Bond Bank Mortgage Loan bears an interest rate of 5.50% and matures in June 2016. Payments of principal and interest will be made on a 25-year amortization schedule, with all principal outstanding being repaid on the maturity date. The mortgage loan was incurred under the terms and subject to the conditions of the Guaranty Bond Bank Mortgage Loan as described in further detail in “— Financial Obligations — Guaranty Bond Bank Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to Texarkana Surgery. The lease commenced in April 2001 and has a twenty-year term, which expires in April 2021. At the closing of the acquisition, 9.8 years remained on the lease. The lease contains 2.0% fixed annual rental escalations during the initial term and one renewal option of five years with 2.0% fixed annual rental escalations.

The lease is double net whereby we are responsible for maintaining the roof and structure of the building and Texarkana Surgery is required to pay substantially all other operating expenses, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $431,000 or approximately $23.59 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	December 31, 2010	2009	2008	2007	2006
Occupancy rate	100.00%	100.00%	98.46%	100.00%	100.00%
Average effective annual rent per rentable square foot	$24.65	$26.37	$25.85	$25.34	$24.85

Other

We believe the property is suitable and adequate for its uses.

We believe that the Texarkana Surgery Center is adequately insured.

The annual realty taxes payable on the Texarkana Surgery Center for the calendar year 2011 will be approximately $70,000. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

Approximately 50 doctors practice at the Texarkana Surgery Center within various specialties with no procedure type representing more than 20% of the revenues. Primary services include ophthalmology and ear, nose and throat.

Symbion, located in Nashville, Tennessee, is an operator of short-stay surgical facilities. Symbion was founded in 1999 to acquire, develop and operate short-stay surgical facilities in partnership with physicians, hospitals and health systems. Symbion’s network has grown to include more than 70 short-stay surgical facilities across 27 states.

DaVita Dialysis Centers

Marked Tree, Arkansas

On June 30, 2011, we closed the acquisition of a fee simple interest in one free-standing DaVita Dialysis Center located in Marked Tree, Arkansas. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Palestra Arkansas, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The tenant of the property is Renal Treatment Centers — Southeast, LP (“Renal Treatment Center”), which is a subsidiary of DaVita Inc. (NYSE: “DVA”). DaVita Inc. has guaranteed Renal Treatment Center’s obligations under the lease. The property consists of 4,596 rentable square feet and is located approximately 40 miles northwest of Memphis, Tennessee.

Capitalization

The contract purchase price of the property was approximately $1.4 million, exclusive of closing costs, at a capitalization rate of 8.9% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price). We funded the acquisition of the property with net proceeds from our ongoing initial public offering of common stock. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Renal Treatment Center. The tenant took possession of the property upon its completion in October 2009. The lease has a 12-year term and expires in October 2021. At the closing of the acquisition, 10.3 years remained on the lease. The lease contains 2.0% fixed annual rental escalations during the initial lease term. The lease provides two renewal options of five years each at market rates. The lease is triple net whereby Renal Treatment Center is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $128,000 or approximately $27.85 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$24.52	$24.44	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in October 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 will be approximately $3,100. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

As of December 31, 2010, DaVita Inc. operated or provided administrative services to over 1,600 outpatient dialysis centers located in 42 states and the District of Columbia, serving approximately 125,000 patients. DaVita Inc. also provides acute inpatient dialysis services in approximately 750 hospitals and related laboratory services. DaVita Inc. was incorporated in 1994 as Total Renal Care, Inc.

DaVita Inc. currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding DaVita Inc. is taken from such filings:

	Nine Months Ended September 30, 2011	For the Fiscal Year Ended
(Amounts in millions)		2010	2009	2008
Consolidated Statements of Operations
Net operating revenues	$5,120	$6,447	$6,109	$5,660
Operating income	801	997	940	869
Net income	330	406	423	374

	As of September 30, 2011	As of the Fiscal Year Ended
		2010	2009	2008
Consolidated Balance Sheets
Total assets	$8,707	$8,114	$7,558	$7,286
Long-term debt	4,417	4,234	3,532	3,622
Shareholders’ equity	1,999	1,978	2,135	1,768

Rockford, Illinois

On July 25, 2011, we closed the acquisition of a ground leasehold interest in a freestanding DaVita Dialysis Center located in Rockford, Illinois. We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Rockford 1302 East State Street, LLC, an entity which has no material relationship with us and the acquisition was not an affiliated transaction.

The tenant of the property is Total Renal Care, Inc. (“Total Renal Care”), which is a subsidiary of DaVita Inc. DaVita Inc. has guaranteed Total Renal Care’s obligations under the tenant lease. The property consists of 7,032 rentable square feet and is located on land adjacent to and owned by SwedishAmerican Hospital, a 312-bed general medical and surgical hospital.

Capitalization

The contract purchase price of the property was approximately $2.1 million, exclusive of closing costs, at a capitalization rate of 9.5% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We funded the acquisition of the property with net proceeds from our ongoing initial public offering of common stock. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Total Renal Care. The tenant took possession of the property upon its completion in April 2009. The tenant lease has a 12-year term and expires in April 2021. At the closing of the acquisition, 9.8 years remained on the tenant lease. The tenant lease contains 2.0% fixed annual rental escalations during the initial lease term. The tenant lease provides three renewal options of five years each at market rates. The tenant lease is double net whereby Total Renal Care is required to pay substantially all operating expenses, excluding the underlying ground lease rent and any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial tenant lease term will be approximately $196,000 or approximately $27.87 per rentable square foot.

The ground lease, which commenced in April 2009, has an initial term of 75 years that expires in April 2084. The ground lease contains contractual rental escalations every ten years, which escalations are based on the lesser of a 2.5% compounded annual increase and the Consumer Price Index, All Urban Consumers or its successor. The ground lease contains no renewal options. The ground lease is triple net whereby we, as the owner of the ground leasehold interest, are required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $24,000.

In connection with improvements to the property made in 2008, the seller entered into a redevelopment agreement with the City of Rockford which provides, through the Jackson School Tax Increment Financing (“TIF”) District, annual payments to the seller in respect of a non-interest bearing note of the difference between the frozen year equalized assessed value (“EAV”) and the current year EAV multiplied by the current year tax rate. Payments continue each year until the Jackson School TIF District has paid a total of $218,000 to the holder of the leasehold interest. The seller’s interest in the redevelopment agreement was assigned to the Company in connection with the purchase and sale agreement. The note matures in January 2030. While the note is estimated to be fully paid by August 2020, annual TIF payments will vary depending on the EAV calculation for such year.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$24.83	$24.50	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in April 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 will be approximately $24,000. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

Carson Tahoe Specialty Medical Plaza

On September 19, 2011, we closed the acquisition of a fee simple interest in one multi-specialty medical campus located in Carson City, Nevada (the “Carson Tahoe Specialty Medical Plaza”). We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was CCNV Venture, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Carson Tahoe Specialty Medical Plaza is the first property acquired from the portfolio of 10 healthcare facilities related to the purchase and sale agreement dated July 14, 2011 (the “Ten Property Portfolio”).

The Carson Tahoe Specialty Medical Plaza contains approximately 154,622 rentable square feet and consists of one three-story, 136,778 rentable square foot multi-specialty building, one single-story, 14,603 rentable square foot inpatient psychiatric hospital building, and one single-story, 3,241 rentable square foot conference building. The Carson Tahoe Specialty Medical Plaza houses a variety of outpatient and specialty services offered primarily by Carson Tahoe Regional Healthcare, a hospital system in Carson City. The campus accommodates a behavioral health program, a long-term acute care program, an ophthalmology surgery center and several outpatient programs such as imaging, physical therapy and laboratory services. The multi-specialty building was constructed in 1968 and has been in continuous use since the facility was initially used by Carson Tahoe Regional Healthcare as its main hospital campus. The psychiatric hospital was constructed in 1990 and has been used since by Carson Tahoe Regional Healthcare’s behavioral health services program. The property was last renovated in 2008.

Capitalization

The contract purchase price of the Carson Tahoe Specialty Medical Plaza was approximately $29.0 million, exclusive of closing costs, at a capitalization rate of 8.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price). At closing, we funded the acquisition, exclusive of closing costs, of the Carson Tahoe Specialty Medical Plaza with (a) net proceeds from our ongoing offering of approximately $7.2 million and (b) a $21.8 million mortgage loan representing a portion of the initial tranche of the GECC Mortgage Loan (as defined in “— Financial Obligations — GECC Mortgage Loan” below). The mortgage loan in respect of the Carson Tahoe Specialty Medical Plaza bears an interest rate of 5.01% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations —  GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

Three tenants currently occupy 100% of the rentable square footage of the multi-specialty medical campus, of which two tenants each occupy more than 10% of the rentable square footage of the campus. Carson Tahoe Regional Healthcare, a Nevada non-profit corporation that serves as a healthcare provider in the region, occupies an aggregate of approximately 66.6% of the property’s total rentable square footage consisting of four leases for their imaging and labs, psychiatric, training and psychiatric and behavioral health suites, and its subsidiary, ContinueCare Hospital of Carson Tahoe, occupies approximately 26.8% of the property’s total rentable square footage consisting of one lease for long-term acute care. A third tenant, a regional ophthalmology surgery center, occupies the remaining 6.6% of the property’s rentable square footage.

The leases to Carson Tahoe Regional Healthcare are net whereby we are responsible for maintaining the roof and structure of the building and Carson Tahoe Regional Healthcare is required to pay its pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease terms is approximately $1.7 million or approximately $16.36 per rentable square foot. The leases expire in March 2018. The leases contain 2.5% fixed annual rental escalations during the initial lease terms and provide four renewal options of five years each at an increase of 2.5% over the prior year’s rent with 2.5% fixed annual rental escalations thereafter. Carson Tahoe Regional Healthcare occupies an aggregate of approximately 103,000 rentable square feet.

Carson Tahoe Regional Healthcare is a non-profit group founded in 1949 with physicians and staff dedicated to cardiovascular diseases, cancer, surgical services, rehabilitation, behavioral and wellness services. The group has received full joint commission accreditation. They have access to approximately 103,000 square feet of imaging, laboratories, rehabilitation centers and behavioral offices and have over 240 board-certified physicians in more than 35 medical specialties in the Carson Tahoe Specialty Medical Plaza.

The lease to ContinueCare Hospital of Carson Tahoe is net whereby we are responsible for maintaining the roof and structure of the building and ContinueCare Hospital of Carson Tahoe is required to pay their pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease term is approximately $678,000 or approximately $16.36 per rentable square foot. The lease expires in March 2018. The lease contains 2.5% fixed annual rental escalations during the initial lease term and provides four renewal options of five years each at an increase of 2.5% over the prior year’s rent with 2.5% fixed annual rental escalations thereafter. ContinueCare Hospital of Carson Tahoe occupies approximately 41,400 rentable square feet.

ContinueCare Hospital of Carson Tahoe operates as 29-bed long-term acute care hospital focusing on the treatment of wound care, infectious disease, specialty, speech, nutrition, physical, occupational, social and case management. ContinueCare Hospital of Carson Tahoe is a subsidiary of Carson Tahoe Regional Healthcare.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Rentable Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases (in thousands)	% of Total Annualized Rental Income Represented by Expiring Leases
2011	0	0	0.0%	$0	0.0%
2012	0	0	0.0%	0	0.0%
2013	0	0	0.0%	0	0.0%
2014	0	0	0.0%	0	0.0%
2015	0	0	0.0%	0	0.0%
2016	1	10,165	6.6%	122	4.9%
2017	0	0	0.0%	0	0.0%
2018	5	144,457	93.4%	2,363	95.1%
2019	0	0	0.0%	0	0.0%
2020	0	0	0.0%	0	0.0%

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2010	2009	2008	2007	2006
Occupancy rate	97.9%	97.9%	97.9%	100.0%	100.0%
Average effective annual rent per rentable square foot	$14.46	$14.12	$13.88	$12.00	$12.51

Other

We believe the properties are suitable and adequate for their uses.

We do not have any scheduled capital improvements. However, we are considering approximately $30,000 of potential capital expenditures that may occur over the next 12 to 24 months.

We believe the properties are adequately insured.

The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 federal tax return.

The annual real estate taxes payable on the property for the calendar year 2011 are estimated to be approximately $209,000. Such real estate taxes are to be reimbursed by the tenants in respect of their proportionate share of real estate taxes under the terms of the leases.

Durango Medical Plaza

On September 19, 2011, we closed the acquisition of a fee simple interest in one simple medical office building located in Las Vegas, Nevada (the “Durango Medical Plaza”). We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was Durango Medical Plaza, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Durango Medical Plaza is the second property acquired from the Ten Property Portfolio.

The Durango Medical Plaza contains 73,094 rentable square feet and consists of one three-story ambulatory surgery center, medical office space and a compliment of support services to the ambulatory surgery center, such as imaging and urgent care. The Durango Medical Plaza is located in southwest Las Vegas and is in close proximity to three general acute-care hospitals.

Capitalization

The contract purchase price of the Durango Medical Plaza was approximately $22.9 million, exclusive of closing costs, at a capitalization rate of 8.3% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price). At closing, we funded the acquisition, exclusive of closing costs, of the Durango Medical Plaza with (a) net proceeds from our ongoing offering of approximately $5.7 million and (b) a $17.2 million mortgage loan representing a portion of the initial tranche of the GECC Mortgage Loan. The mortgage loan in respect of the Durango Medical Plaza bears an interest rate of 5.01% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

Twelve tenants currently occupy approximately 74.9% of the rentable square footage of the property, of which two tenants each occupy more than 10% of the rentable square footage of the campus. San Martin Surgery Center, LLC (d/b/a Durango Outpatient Surgery Center), an ambulatory surgery center, occupies approximately 19.7% of the total rentable square footage of the property and Anson & Higgins Plastic Surgery Assoc., LP, a plastic surgery practice, occupies approximately 12.5% of the total rentable area of the property. Ten other tenants occupy an aggregate of approximately 42.7% of the property. Approximately 25.1% of the property is currently vacant.

The lease to the Durango Outpatient Surgery Center is net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay its pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease term is approximately $866,000 or approximately $60.14 per rentable square foot. The lease expires in May 2023. The lease contains 1.5% fixed annual rental escalations during the initial lease term and has two renewal options of five years each at market rates. The Durango Outpatient Surgery Center occupies approximately 14,400 rentable square feet.

The Durango Outpatient Surgery Center is a four-operating room ambulatory surgery center that focuses on a broad range of outpatient surgical procedures in the specialty areas of ear, nose and throat (ENT), gastroenterology, general surgery, gynecology, orthopedics, pain management and podiatry. The Durango Outpatient Surgery Center is a joint venture among Catholic Healthcare West, a non-profit hospital provider associated with a large regional health system, United Surgical Partners International, a national operator of ambulatory surgery centers, and a group of physician investors. Catholic Healthcare West, United Surgical Partners International and the physician group own 53%, 33% and 14% of the Durango Outpatient Surgery Center, respectively.

The lease to Anson & Higgins Plastic Surgery Assoc., LP is net whereby we are responsible for maintaining the roof and structure of the building and the tenant is required to pay its pro rata share of all other operating expenses, in addition to base rent. The annualized straight-line rental income for the initial lease term is approximately $395,000 or approximately $43.18 per rentable square foot. The lease expires in April 2018. The lease contains 2.9% fixed annual rental escalations during the initial lease term and has two renewal options of five years each at market rates. Anson & Higgins Plastic Surgery Assoc., LP occupies approximately 9,100 rentable square feet.

Anson & Higgins Plastic Surgery Assoc., LP is a private practice that specializes in rhinoplasty and breast augmentation. They also perform non-surgical work with botox, fillers, lasers, and skin care.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Rentable Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annualized Rental Income Represented by Expiring Leases (in thousands)	% of Total Annualized Rental Income Represented by Expiring Leases
2011	1	1,629	3.0%	$17	0.8%
2012	0	0	0.0%	0	0.0%
2013	0	0	0.0%	0	0.0%
2014	4	10,222	18.7%	261	12.6%
2015	3	8,149	14.9%	221	10.7%
2016	0	0	0.0%	0	0%
2017	1	7,086	12.9%	177	8.6%
2018	1	9,148	16.7%	395	19.1%
2019	0	0	0.0%	0	0.0%
2020	1	4,140	7.6%	131	6.3%

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years:

	2010	2009	2008	2007	2006
Occupancy rate	72.7%	62.9%	62.9%	4.3%	4.3%
Average effective annual rent per rentable square foot	$34.43	$35.81	$35.25	$23.25	$22.63

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements. However, we are considering approximately $15,000 of potential capital expenditures that may occur over the next 12 to 24 months.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are estimated to be approximately $127,000. Such real estate taxes are to be reimbursed by each tenant in respect of its proportionate share of real estate taxes under the terms of its lease.

Founded in 1998 and headquartered in Dallas, Texas, United Surgical Partners International operates ambulatory surgery centers and short-stay hospitals, with nearly 200 facilities located throughout the United States and the United Kingdom.

Catholic Healthcare West is a non-profit healthcare system with 39 hospitals located throughout Arizona, Nevada and California. Founded in 1986 and headquartered in San Francisco, Catholic Healthcare West is the fifth largest hospital provider in the nation and the largest hospital system in California.

CareMeridian Rehabilitation Facility — Phoenix

On September 19, 2011, we closed the acquisition of a fee simple interests in one inpatient rehabilitation facility specializing in catastrophic brain and spinal injuries located in Phoenix, Arizona (the “CareMeridian Rehabilitation Facility — Phoenix”). We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was ARC Med Partners, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The CareMeridian Rehabilitation Facility — Phoenix is the third property acquired from the Ten Property Portfolio.

The CareMeridian Rehabilitation Facility — Phoenix contains 13,500 rentable square feet and consists of a single story, inpatient rehabilitation facility specializing in catastrophic brain and spine injuries. The property, which is located in central Phoenix near the Arcadia district, was designed to provide patients a high level of medical services within a comfortable residential setting. The property was completely renovated in

2009 to accommodate a skilled nursing licensure, including a new roof, structural, life safety and medical operations and other patient and support services upgrades. The facility was licensed in 2009 as a 31-bed skilled nursing facility.

Capitalization

The contract purchase price of the CareMeridian Rehabilitation Facility — Phoenix was approximately $9.0 million, exclusive of closing costs, at a capitalization rate of 9.4% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price). At closing, we funded the acquisition, exclusive of closing costs, of the CareMeridian Rehabilitation Facility — Phoenix with (a) net proceeds from our ongoing offering of approximately $2.1 million and (b) a $6.9 million mortgage loan representing a portion of the initial tranche of the GECC Mortgage Loan. The mortgage loan in respect of the CareMeridian Rehabilitation Facility —  Phoenix bears an interest rate of 5.01% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to National Mentor Healthcare, LLC (d/b/a CareMeridian), a subsidiary of National Mentor Holdings, LLC, a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The CareMeridian network specializes in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury, or medically complex injuries, such as neuromuscular or congenital anomalies in its 24 locations throughout Arizona, California and Nevada. National Mentor Holdings, Inc. has guaranteed the tenant’s obligations under the lease. The tenant took possession of the property upon its completion in June 2009.

The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has a 15-year term, which commenced in June 2009, and expires in June 2024. The annualized straight-line rent for the initial lease term will be approximately $847,000 or approximately $62.74 per rentable square foot. The lease contains 2.7% fixed annual rental escalations during the initial term and two renewal options of ten years each at the lessor of market rates or an increase of 2.7% over the rental rate in-place at the time of lease expiration.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	100.0%	N/A	N/A	N/A
Average effective annual rent per square foot	$51.04	$46.24	N/A	N/A	N/A

(1)	The tenant took possession of the property upon completion of property renovation in June 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements. However, we are considering approximately $10,000 of potential capital expenditures that may occur over the next 12 to 24 months.

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are anticipated to be approximately $15,000. Such real estate taxes will be paid by us, as landlord, under the terms of the lease; however, the tenant will pay us, as landlord, monthly payments equal to 1/12 of the known or estimated real estate taxes. Any excess or shortfall will be reconciled annually.

National Mentor Holdings, Inc. is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses, and to youth with emotional, behavioral and/or medically complex challenges, or at-risk youth. Since its founding in 1980, the company has grown to over 16,900 employees that provide services to approximately 23,600 clients across 36 states.

National Mentor Holdings, Inc. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding National Mentor Holdings, Inc. are taken from such filings:

	Nine Months Ended June 30, 2011 (Unaudited)	Year Ended
(Amounts in Thousands)		September 30, 2010 (Audited)	September 30, 2009 (Audited)	September 30, 2008 (Audited)
Statements of Operations Data
Net revenue	$803,583	$1,022,036	$970,218	$929,831
Income from operations	29,696	43,611	43,924	44,482
Net loss	(19,622)	(6,867)	(5,456)	(7,235)

	June 30, 2011 (Unaudited)	September 30, 2010 (Audited)	September 30, 2009 (Audited)	September 30, 2008 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$1,037,777	$1,015,885	$995,610	$1,016,433
Long-term debt, less current portion	755,326	500,799	500,763	508,178
Total liabilities	1,052,703	790,752	771,882	779,305
Total stockholders’ equity	(14,926)	225,133	223,728	237,128

Spring Creek Medical Plaza

On November 22, 2011, we closed the acquisition of a fee simple interest in one ambulatory surgery center and medical office building located in Tomball, Texas (the “Spring Creek Medical Plaza”). We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was NW Houston MOB II, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Spring Creek Medical Plaza is the fourth property acquired from the Ten Property Portfolio.

The property contains 22,345 rentable square feet and consists of an ambulatory surgery center, imaging center and medical office space. The property is located in the northwestern suburbs of Houston and is in close proximity to a short-term acute care facility. The property is not affiliated with any hospital.

Capitalization

The contract purchase price of the Spring Creek Medical Plaza was approximately $10.0 million, exclusive of closing costs, at a capitalization rate of 8.6% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price). At closing, we funded the acquisition, exclusive of closing costs, of the Spring Creek Medical Plaza with (a) net proceeds from our ongoing public offering of approximately $2.5 million and (b) a $7.5 million mortgage loan representing a portion of the second tranche of the GECC Mortgage Loan. The mortgage loan in respect of the Spring Creek Medical Plaza bears an interest rate of 5.084% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

Three tenants occupy 100% of the rentable square footage of the property. Tomball Surgery Center, LP, an ambulatory surgery center, occupies approximately 56.3% of the rentable square feet of the property. Tomball Imaging, LLP, a radiological imaging center, occupies approximately 28.3% of the rentable square feet of the property. Tomball Express Medical Center, LLC, an urgent care center, occupies the remaining approximately 15.4% of the rentable square feet of the property.

The lease to Tomball Surgery Center, LP provides for annualized straight-line rental income of approximately $664,000, or approximately $52.77 per rentable square foot. The lease contains fixed rental escalations of 6% every three years and expires in December 2020. The lease has two five-year renewal options at market rates. This tenant occupies approximately 12,600 rentable square feet.

The lease to Tomball Imaging, LLP provides for annualized straight-line rental income of approximately $128,000, or approximately $20.22 per rentable square foot. The lease contains fixed annual rental escalations of 2% and expires in February 2016. The lease has one six-year renewal option at 103% of the rental rate for the previous term increasing 3% each year of the renewal term. This tenant occupies approximately 6,300 rentable square feet.

The lease to Tomball Express Medical Center, LLC provides for annualized straight-line rental income of approximately $68,000, or approximately $19.83 per rentable square foot. The lease contains fixed annual rental escalations of 2% and expires in May 2018. The lease has one six-year renewal option at 95% of market rates with. This tenant occupies approximately 3,400 rentable square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Rentable Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases (in thousands)	Annualized Rental Income Represented by Expiring Leases (in thousands)	% of Total Annualized Rental Income Represented by Expiring Leases
2011	0	0	0%	$0	0.0%
2012	0	0	0.0%	0	0.0%
2013	0	0	0.0%	0	0.0%
2014	0	0	0.0%	0	0.0%
2015	0	0	0.0%	0	0.0%
2016	1	6,331	28.3%	128	14.9%
2017	0	0	0.0%	0	0.0%
2018	1	3,430	15.4%	68	7.9%
2019	0	0	0.0%	0	0.0%
2020	1	12,584	56.3%	664	77.2%

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years:

	2010	2009	2008	2007	2006
Occupancy rate	100.0%	100.0%	100.0%	100.0%	95.3%
Average effective annual rent per square foot	$34.50	$34.34	$32.69	$32.54	$33.08

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are estimated to be approximately $110,000. Such real estate taxes are to be reimbursed by each tenant in respect of its proportionate share of real estate taxes under the terms of its lease.

Tomball Surgery Center, LP provides a full range of laparoscopic and “open” procedures and services to the Tomball and north Houston area. Tomball Surgery Center, LP has approximately 20 physicians who provide general surgery, gastroenterology, obstetrics/gynecology, otolaryngology, orthopedics, pain management and urology services. Tomball Surgery Center LP, is a joint venture between Cirrus Health and an 18-physician investor group.

Founded in 1999, Cirrus Health is a national healthcare development and management company specializing in ambulatory surgery centers and short-stay hospitals. Cirrus Health serves local communities by partnering with local physician groups and other healthcare providers.

Reliant Rehabilitation Hospital — Dallas

On November 22, 2011, we closed the acquisition of a fee simple interest in one rehabilitation hospital located in Dallas, Texas (the “Reliant Rehabilitation Hospital”). We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was North Dallas Hospital BBD Partners, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Reliant Rehabilitation Hospital is the fifth property acquired from the Ten Property Portfolio.

The property contains 64,600 rentable square feet and is a three-story, 60-bed facility. The property is a clinical inpatient facility that provides nurse and therapy staff, ancillary services and supplies to treat patients who require intensive rehabilitative care generally after receiving treatment or service at an acute care hospital. The property is approximately one mile from Medical City Dallas Hospital and approximately one mile from Presbyterian Hospital in Dallas.

Capitalization

The contract purchase price of the Reliant Rehabilitation Hospital was approximately $33.8 million, exclusive of closing costs, at a capitalization rate of 10.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price). At closing, we funded the acquisition, exclusive of closing costs, of the Reliant Rehabilitation Hospital with (a) net proceeds from our ongoing public offering of approximately $6.9 million, (b) a $24.9 million mortgage loan representing a portion of the second tranche of the GECC Mortgage Loan and (c) $2.0 million of proceeds received from an unaffiliated third-party joint venture partner in exchange for a minority interest in the entity, which is majority-owned and controlled by our operating partnership, that owns the property. We may redeem the minority interests of the unaffiliated third-party investor at the capital contribution amount plus any accrued and unpaid yield after February 1, 2014. The joint venture agreement provides the third-party investor with no voting rights and as such, we are responsible for the day-to-day control over operating decisions of the property. The mortgage loan in respect of the Reliant Rehabilitation Hospital bears an interest rate of 5.084% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations — GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to Reliant Rehabilitation Hospital Dallas, LLC, an operating joint venture between a $2.5 billion private equity firm, Nautic Partners, LLC (“Nautic”) and a physician group. Nautic and the physician group own 74% and 26% of the operating joint venture, respectively. The lease has a 25-year term, which commenced upon completion of the construction of the hospital in 2010, and expires in August 2035. The lease contains 2.0% fixed annual rental escalations during the initial term and two renewal options of ten years each at market rates. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rental income for the initial lease term will be approximately $3.4 million or approximately $52.49 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$18.58	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in September 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 federal tax return.

The annual real estate taxes payable on the property for the calendar year 2011 are estimated to be approximately $430,000. Such real estate taxes are to be paid directly by the tenant under the terms of the lease.

Reliant Rehabilitation Hospital Dallas, LLC is a Texas limited partnership that focuses on attracting physician specialists as partners for their inpatient rehab facilities. These facilities treat patients with physical impairments and perform high revenue, high margin specialty procedures that require post-acute, after hospital stays for rehabilitation services for their patients. The majority of its referring physicians come from internal medicine, hospitalists, geriatric, pulmonologists, neurosurgery, neurology, orthopedics, and some cardiology.

Nautic, a private equity firm with over $2.5 billion of capital under management, purchased Reliant Rehabilitation Hospital Dallas, LLC in March 2011 and subsequently formed the joint venture with the physicians group. Nautic currently has four active investments in healthcare-related companies and has exited from eleven various healthcare related companies throughout its history. Nautic targets equity investments of $25 to $75 million.

Global Rehabilitation Hospital

On November 22, 2011, we closed the acquisition of a fee simple interest in one inpatient rehabilitation facility located in San Antonio, Texas, (the “Global Rehabilitation Hospital”). We acquired the property through an indirect wholly owned subsidiary of our operating partnership. The seller of the property was GRSA IRF II, LP, an entity which has no material relationship with us, and the acquisition was not an affiliated transaction. The Reliant Rehabilitation Hospital is the sixth property acquired from the Ten Property Portfolio.

The property contains 40,828 rentable square feet and is a two-story, 42-bed facility licensed as an inpatient rehabilitation hospital. The property was developed in 2010 as a build-to-suit development for a physician-owned operator of rehabilitation hospitals. The rehabilitation hospital is located in the medical corridor commonly known as Stone Oak, is the only non-affiliated rehabilitation provider in the Stone Oak market, and benefits from the referral patterns of all San Antonio’s short-term and long-term acute inpatient beds in various hospitals, which include two acute-care hospitals located within close proximity.

Capitalization

The contract purchase price of the Global Rehabilitation Hospital was approximately $16.5 million, exclusive of closing costs, at a capitalization rate of 9.1% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue less estimated property operating costs by the base purchase price). At closing, we funded the acquisition, exclusive of closing costs, of the Global Rehabilitation Hospital with (a) net proceeds from our ongoing public offering of approximately $3.8 million and (b) a $12.7 million mortgage loan representing a portion of the second tranche of the GECC Mortgage

Loan. The mortgage loan in respect of the Global Rehabilitation Hospital bears an interest rate of 5.084% and matures in September 2015. The mortgage loan requires monthly interest payments with the principal balance due on the maturity date in September 2015. The mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan as described in further detail in “— Financial Obligations —  GECC Mortgage Loan” below.

Major Tenants/Lease Expiration

The property is 100% leased to Global Rehab San Antonio, LLC, an operating joint venture between Global Rehab, a regional rehabilitation hospital operator, and a 20-member physician group. The lease has a 15-year term, commenced upon completion of the construction of the facility in January 2010 and expires in January 2025. The lease contains 2.0% fixed annual rental escalations during the initial term and two renewal options of five-years each. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $1.5 million or approximately $36.71 per rentable square foot.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$22.94	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in January 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 federal tax return.

The annual real estate taxes payable on the property for the calendar year 2011 are anticipated to be approximately $250,000. Such real estate taxes are to be paid directly by the tenant under the terms of the lease.

Global Rehab San Antonio, LLC is a physician-owned in-patient rehabilitation facility operator which was formed in 2006 and currently has more than 50 physician investors. The tenant currently has three inpatient rehabilitation hospitals in Texas, with one hospital in pre-development in Arizona.

Financial Obligations

GECC Mortgage Loan

On September 19, 2011, we, through our indirect wholly owned subsidiaries, entered into a $150.0 million multi-tranche mortgage loan agreement with General Electric Capital Corporation to provide funding for the Ten Property Portfolio (the “GECC Mortgage Loan”). The GECC Mortgage Loan will be funded in three tranches contemporaneously with the acquisition of each property in the Ten Property Portfolio. The GECC Mortgage loan has a four-year term and all tranches will be coterminous, regardless of funding date. The GECC Mortgage Loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in September 2015. Each tranche of the GECC Mortgage Loan will accrue interest at a rate set on its respective closing date. The mortgages for each of the properties will be cross-collateralized with one another and in the event that we default on one of the mortgages, the lender may look to the other properties as collateral. The GECC Mortgage Loan may be prepaid from time to time and at any time, in whole or in part, with the payment of an exit fee equal to: (i) if the aggregate mortgage loan balance is less than $90 million by the eighth month following the closing of the initial tranche of the mortgage loan, then 1% of the aggregate unfunded loan commitment less any amount funded to such exit date; and (ii) if we acquire the properties relating to the third tranche of the mortgage loan without financing under the mortgage loan, then 1% of the unfunded loan commitments to such exit date.

On September 19, 2011, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in connection with the initial tranche of the GECC Mortgage Loan in an amount equal to (i) $21.8 million in respect of the Carson Tahoe Specialty Medical Plaza, (ii) $17.2 million in respect of the Durango Medical Plaza and (iii) $6.9 million in respect of the CareMeridian Rehabilitation Facility — Phoenix. Each mortgage loan bears an interest rate of 5.01% and matures on September 2015. Each mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan.

On November 22, 2011, we, through our indirect wholly owned subsidiaries, entered into mortgage loans in connection with the second tranche of the GECC Mortgage Loan in an amount equal to (a) $7.5 million in respect of the Spring Creek Medical Plaza, (b) $24.9 million in respect of the Reliant Rehabilitation Hospital and (c) $12.7 million in respect of the Global Rehabilitation Hospital. Each mortgage loan bears an interest rate of 5.084% and matures in September 2015. Each mortgage loan was incurred under the terms and subject to the conditions of the GECC Mortgage Loan.

As of November 30, 2011, an aggregate of $90.9 million is outstanding under the GECC Mortgage Loan.

Guaranty Bond Bank Mortgage Loan

On June 21, 2011, we, through our indirect wholly owned subsidiaries, entered into a $2.25 million mortgage loan agreement with Guaranty Bond Bank to provide funding for the Texarkana Surgery Center. The Guaranty Bond Bank Mortgage Loan bears an interest rate of 5.50% and matures in June 2016. Payments of principal and interest will be made on a 25-year amortization schedule, with all principal outstanding being repaid on the maturity date. It is nonrecourse and may be accelerated only upon an event of a default. The Guaranty Bond Bank Mortgage Loan may be prepaid from time to time and at any time, in whole or in part, without premium or penalty.

Bridge Loan

On September 19, 2011, we entered into an unsecured $2.5 million bridge loan with an unaffiliated third party investor. The bridge loan bears a fixed interest rate of 8.0% per annum and matures in September 2014. The bridge loan has two one-year extension options exercisable at the option of the borrower. The bridge loan requires monthly interest payments with the principal balance due at maturity. The bridge loan may be repaid from time to time and at any time, in whole or in part, without premium or penalty; provided, however, that prior to the first anniversary, we will be required to pay a prepayment fee equal to 1% of any amount prepaid. Notwithstanding the foregoing, after the initial maturity date, the lender has a right to require the repayment in full of any outstanding principal and interest under the bridge loan upon 60 days’ notice thereof.

Potential Property Investments

On July 14, 2011, we, through our sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a portfolio of twelve healthcare facilities located in six states. On September 21, 2011, we terminated our right to acquire a medical complex consisting of three medical office buildings and outpatient clinics located in Colorado Springs, Colorado. On October 19, 2011, we terminated our right to acquire a free-standing specialty hospital and medical office building located in Rome, Georgia. The ten remaining healthcare facilities consist of three rehabilitation hospitals, one ambulatory surgery center/medical office building, one hospital/medical office buildings, three post-acute care rehabilitation facilities, one long term acute care hospital, and one medical office building that total approximately 564,864 rentable square feet. Each of the real estate developer and each seller of the properties comprising the Ten Property Portfolio is an unaffiliated third party.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon each acquisition is subject to the satisfactory completion of a due diligence review of such property, in addition to other customary conditions to closing. As of November 30, 2011, we closed on the acquisition of six of the properties in the Ten Property Portfolio (which consist of the Carson Tahoe Specialty Medical Plaza, the Durango Medical Plaza, the CareMeridian Rehabilitation Facility — Phoenix, the Spring Creek Medical Plaza, the Reliant Rehabilitation Hospital and the Global Rehabilitation Hospital) for an aggregate purchase price of approximately $211.7 million. Accordingly, until the closing of the purchases of each property in the Ten Property Portfolio that we have yet to purchase, there can be no assurance that we will acquire such properties. The purchase and sale agreement contains customary representations and warranties by the seller.

Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $3.0 million in escrow immediately following signing. $1.0 million of the deposit was released when the contract removed two assets from the transaction. Such deposit has been, and will continue to be, credited pro rata towards each property in the portfolio acquired and to be acquired and is refundable upon termination of the purchase and sale agreement on or prior to the end of the applicable due diligence period. We have acquired, and intend to acquire, each property through indirect, wholly owned subsidiaries, at the closing of each acquisition, and to reimburse the sponsor for the pro rata share of the deposit in respect of each such acquisition.

University of Wisconsin Medical Center

On May 18, 2011, our board of directors approved the acquisition of a fee simple interest in one free-standing clinical outpatient building that is leased to the University of Wisconsin Medical Foundation (“UWMF”) located in Monona, Wisconsin, which is adjacent to Madison. UWMF is a subsidiary of University of Wisconsin Medical System. The builder and seller of the property is Yahara Creek, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property. The purchase agreement contains customary representations and warranties by the seller.

The property was completed in October 2011. The building contains approximately 31,374 rentable square feet. The building was constructed to meet US Green Building Council LEED Silver certification standards. The property will serve as clinical outpatient facility that provides services such as x-rays, mammography, health and nutrition education and physical therapy to patients. Another hospital is developing a similar clinical outpatient facility adjacent to the site of the property that may provide competitive services.

Capitalization

The contract purchase price of the property is $9.3 million at a capitalization rate of 7.82% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price). We intend to fund 45% of the purchase price with proceeds from our ongoing initial public offering and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to UWMF. The lease commenced in October 2011 and has a ten-year term with fixed 2.0% annual rental escalations. The lease is double net whereby we, as landlord, are responsible for maintaining the roof and structure of the building and UWMF is required to pay substantially all other operating expenses, in addition to base rent. The lease does not contain a renewal option. The annualized straight-line rent for the initial lease term will be approximately $675,000.

Other

We believe the property is suitable and adequate for its uses.

We intend to adequately insure the property.

The annual realty taxes payable on the property for the calendar year 2011 are unknown at present as the facility is still under construction. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

UWMF is the clinic practice organization for the faculty physicians of the University of Wisconsin School of Medicine and Public Health. UWMF provides clinical sites, technical and professional staff and administrative services to University of Wisconsin faculty physicians.

McKinney, Texas

On July 14, 2011, we, through our sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple interest in a hospital and medical office buildings in McKinney, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in February 2012.

The property contains approximately 113,000 rentable square feet and is currently 87% occupied. The property is comprised of a hospital and a medical office building. The hospital is a full-service surgical hospital in a wide range of diagnostic, treatment and surgical services in its approximately 58,000 rentable square foot facility and benefits from a fully integrated approximately 56,000 rentable square foot medical office building, all of which is situated on a campus of approximately four acres. The hospital and surgery center serve residents in the greater Collin County area, which encompasses the areas of McKinney, Frisco, Plano and Allen, Texas, which, as a result of high population growth in the past decade, require additional healthcare facilities and services.

Capitalization

The contract purchase price of the property is approximately $44.6 million at a capitalization rate of 9.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property currently has 13 tenants occupying approximately 86% of the rentable square footage of the medical campus, of which one tenant occupies more than 10% of the rentable square footage of the campus. The hospital occupies 58.4% of the total rentable area of the property, 10 other tenants occupy an aggregate of approximately 27.9% of the property and approximately 13.6% of the property is currently vacant.

The lease to the hospital, which commenced in September 2009 upon completion of construction, requires annualized straight-line rental income of approximately $3.3 million and expires on three different dates. 57,000 square feet of the leased space expires on September 2029 with two ten-year options to renew at market rates. 6,000 square feet of the leased space expires on December 2019 with no renewal options. 3,000 square feet of the leased space expires September 2015 with no renewal options. The hospital occupies approximately 66,000 square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases	% of Total Annual Rent Represented by Expiring Leases
2011	0	0	0.0%	$0	0.0%
2012	0	0	0.0%	0	0.0%
2013	0	0	0.0%	0	0.0%
2014	0	0	0.0%	0	0.0%
2015	4	9,346	9.6%	226,583	5.3%
2016	1	1,464	1.5%	40,601	0.9%
2017	0	0	0.0%	0	0.0%
2018	1	2,282	2.3%	62,407	1.5%
2019	3	19,928	20.4%	691,810	16.1%
2020	3	7,101	7.3%	177,989	4.1%

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008(1)	2007(1)	2006(1)
Occupancy rate	79.3%	20.0%	N/A	N/A	N/A
Average effective annual rent per square foot	$38.56	$39.20	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in September 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are anticipated to be approximately $592,000. Such real estate taxes are to be reimbursed by each tenant in respect of its proportionate share of real estate taxes under the terms of its lease.

The hospital is operated by a national operator of surgery centers and hospitals and is owned in a partnership with a local physicians group. The hospital is a full-service surgical hospital that offers a wide range of diagnostic, treatment and surgical services. Specialties services of the hospital include: women’s services, otolaryngology (ENT), colo-rectal, gastrointestinal, orthopedics/spine, pain management, general surgery, podiatry, urology, oral surgery, bariatric surgery, plastic and reconstructive surgery. Approximately 50 surgeons practice at the hospital.

Santa Ana, California

On July 14, 2011, we, through our sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple interest in one free-standing rehabilitation facility located in Santa Ana, California. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in February 2012.

The property contains approximately 8,500 rentable square feet and consists of a congregate living healthcare facility, with 12 private patient rooms, specializing in the rehabilitation and care of patients with catastrophic brain and spine injuries. The property is located in Santa Ana, California, with a surrounding population of nearly 500,000 within a five mile radius, and provides patients high level medical services within a comfortable residential setting.

Capitalization

The contract purchase price of the property is approximately $4.5 million at a capitalization rate of 9.3% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% of the purchase price with proceeds from our ongoing public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to a subsidiary of a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The parent company has guaranteed the tenant’s obligations under the lease. The tenant took possession of the property upon its completion in January 2010. The lease has a 15-year term, commenced in January 2010 and expires in January 2025. The lease contains 2.5% fixed annual rental escalations during the initial term and two renewal options of ten years each at the lessor of market rates or an increase of 2.7% over the rental rate in-place at the time of lease expiration. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $360,000 increasing in January 2012.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$37.02	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in January 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are anticipated to be approximately $35,000. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

La Mesa, California

On July 14, 2011, we, through our sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple interest in one free-standing rehabilitation facility located in La Mesa, California. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in the third quarter of 2012.

The property is currently under construction with an anticipated completion date in third quarter 2012. The property will contain approximately 9,000 rentable square feet and will consist of a state-of-the-art sub-acute rehabilitation facility that specializes in caring for patients suffering from catastrophic brain and spine injuries. The facility will feature 15 private patient rooms and provide ancillary services including physical therapy, occupational therapy and speech therapy, whirlpool hydro tub, and dietary services.

Capitalization

The contract purchase price of the property is approximately $6.0 million at a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% percent of the purchase price with proceeds from our ongoing public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property will be 100% leased to a subsidiary of a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The parent company has guaranteed the tenant’s obligations under the lease. The lease will have a 15-year term. The lease will contain 2.5% fixed annual rental escalations during the initial term and two renewal options of ten years each at the lessor of market rates or an increase of 2.5% over the rental rate in-place at the time of lease expiration, but in no event less than 95% of the rental rate in-place at the time of the lease expiration. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $480,000 increasing in the third quarter 2013.

Since the property is currently under construction, no occupancy rate or average effective annual rent per square foot information is available.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are unknown at present as the facility is still under construction. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

Houston, Texas

On July 14, 2011, we, through our sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple interest in one free-standing rehabilitation hospital located in northwest Houston, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in the third quarter of 2012.

The property is currently under construction with an anticipated completion date in the third quarter of 2012. The property is expected to contain approximately 65,000 rentable square feet and 60 beds. The property will be a clinical inpatient facility that provides nurse and therapy staff, ancillary services and supplies to treat patients who require intensive rehabilitative care generally after receiving treatment or service at an acute care hospital. The property is located proximate to a large multispecialty physician group and several general acute care facilities.

Capitalization

The contract purchase price of the property is approximately $35.5 million at a capitalization rate of 9.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% of the purchase price with proceeds from our ongoing public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to a Texas limited partnership that is a subsidiary of a Delaware limited liability company that specializes in operating rehabilitation hospitals. The lease has a 15-year year term that will commence upon completion of the construction of the hospital. The lease contains 2.0% fixed annual rental escalations during the initial term and two renewal options. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $2.9 million increasing in third quarter 2013.

Since the property is currently under construction, no occupancy rate or average effective annual rent per square foot information is available.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property will be adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are unknown at present as the facility is still under construction. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

The tenant focuses on attracting physician specialists as partners for its inpatient rehab facilities. These facilities treat patients with physical impairments and perform high revenue, high margin specialty procedures that require post-acute, after hospital stays for rehabilitation services for their patients. The majority of its referring physicians come from internal medicine, hospitalists, geriatric, pulmonologists, neurosurgery, neurology, orthopedics, and some cardiology.

Methodist North Medical Office Building

On November 10, 2011, we, through our sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a ground leasehold interest in a three-story outpatient center leased to Methodist Services, Inc., an Illinois not-for-profit corporation (“Methodist”), and located in Peoria, Illinois. Methodist is a subsidiary of the ground lease guarantor, Methodist Health Services Corporation. The seller of the ground leasehold interest is Peoria MOB Owners LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property. The purchase agreement contains customary representations and warranties by the seller.

The property was completed in January 2010 and contains approximately 73,300 square feet. The property is a three-story building that provides patients with convenient, quality healthcare services including medical imaging, lab work, family medicine, pediatrics, cardiology, therapy services, podiatry and pharmacy. The property is approximately nine miles from Methodist’s main facility, Methodist Medical Center.

Capitalization

The contract purchase price of the ground leasehold interest is approximately $24.6 million, exclusive of closing costs, at a capitalization rate of 7.95% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price). We intend to fund 45% of the purchase price with proceeds from our ongoing public offering and the remaining 55% with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Methodist pursuant to two tenant leases. The two tenant leases commenced in January 2010 and February 2010 and expire in December 2024 and January 2025, respectively. The tenant leases have no renewal options and contain fixed 2.0% annual contractual rental escalations. The annualized straight-line rental income under the tenant leases is approximately $1.2 million. The tenant leases are double net whereby Methodist is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent.

The ground lease, which commenced in July 2008, has an initial term of 50 years that expires in July 2058. The ground lease contains fixed annual contractual rental escalations of 2%. The ground lease contains two 25-year renewal options at market rates. The ground lease is full service gross whereby the tenant of the ground leasehold interest is required to pay substantially all operating expenses, including any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $13,000.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010(1)	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$22.65	N/A	N/A	N/A	N/A

(1)	The two tenant leases commenced in January 2010 and February 2010, respectively. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are anticipated to be approximately $263,148.88. Such real estate taxes are to be reimbursed by the tenant under the terms of the leases.

Founded in 1900, Methodist Health Services Corporation provides a full range of services with almost 600 board-certified physicians backed by a dedicated team of healthcare professionals. Methodist Health Services Corporation is a hospital in downstate Illinois with Joint Commission Disease Specific Certification for heart attack, heart failure, stroke, pneumonia, hip and knee replacement and sleep disorders.

Odessa Regional Medical Center

On November 10, 2011, we, through our sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a ground leasehold interest in an on-campus medical office building leased to Odessa Regional Hospital, LP (“Odessa Regional”) and located in Odessa, Texas. Odessa Regional is a subsidiary of the guarantor, IASIS Healthcare Corporation (“IASIS”). The seller of the ground leasehold interest is Odessa MOB Owners LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction. Although we believe that the proposed acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property. The purchase agreement contains customary representations and warranties by the seller.

The property was completed in June 2008 and contains approximately 39,000 rentable square feet. The property serves the adjacent Odessa Regional Medical Center, which is a provider of comprehensive healthcare services. The facility is currently occupied by hospital employed physicians or subleased to private physicians.

Capitalization

The contract purchase price of the ground leasehold interest is approximately $7.4 million, exclusive of closing costs, at a capitalization rate of 8.12% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the purchase price). We intend to fund 45% of the purchase price with proceeds from our ongoing public offering and the remaining 55% with a first mortgage loan from a lender yet to be identified at an estimated 55% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Odessa Regional Hospital, LP. The lease is guaranteed by IASIS, the parent entity of the IASIS Healthcare System (“IASIS Healthcare”). The annualized straight-line rental income of the tenant lease is approximately $0.6 million. The tenant lease contains fixed annual contractual rental escalations of 2% and expires in May 2023. The tenant lease has no renewal option. The tenant lease is double net whereby Odessa Regional is required to pay substantially all operating expenses, excluding any costs to maintain and repair the roof and structure of the building, in addition to base rent.

The ground lease, which commenced in July 2007, has an initial term of 50 years that expires in June 2057. The ground lease contains fixed contractual rental escalations of 10% every five years. The ground lease contains two 25-year renewal options at market rates. The ground lease is full service gross whereby the tenant of the ground leasehold interest is required to pay substantially all operating expenses, including any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $1,900.

	2010	2009	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	100%	100%	N/A	N/A
Average effective annual rent per square foot	$13.16	$12.73	$12.50	N/A	N/A

(1)	The tenant took possession of the property upon its completion in June 2008. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are unknown at present. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

Founded in 1998, privately-held IASIS Healthcare is an owner and operator of community-focused hospitals in high-growth urban and suburban markets. IASIS Healthcare began principal operations in October of 1999, in transactions arranged by the management team and Joseph Littlejohn & Levy. In 2004, Texas Pacific Group, a private equity firm managing over $13 billion in assets, led a group of investors to acquire IASIS and currently is a stockholder in IASIS.”

Appendix C — Subscription Agreement

The form of subscription agreement attached as Appendix C of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 12 as Appendix C. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

American Realty Capital Healthcare Trust, Inc.
SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE.
IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **American Realty Capital Healthcare Trust, Inc. ("ARC-HT")**

- State in which sale was made: ______

☐ Initial Investment
☐ Additional Investment:
Acct# ________________

Investment Amount

$ ________________________

- *$2,500 minimum investment*
- *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed
☐ Subscription amount wired
☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC-HT *(except ARC-HT investors in PA & TN)*, make checks payable to the respective offering:** American Realty Capital Healthcare Trust, Inc.
  - **For ARC-HT investors in PA and TN, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for American Realty Capital Healthcare Trust, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership *(Non-Qualified)*

☐ **Individual –** *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship –** *All parties must sign & initial.*

☐ **Tenants in Common –** *All parties must sign & initial.*

☐ **Company or Corporation or Partnership –** *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** *– Owner and custodian signature required.*
State of ______ Custodian for ________________

☐ **Estate –** *Personal representative signature required.*
Name of Executor: ________________
Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan* –** *Trustee or custodian signature required. Include plan documents.*
Name of Trustee: ________________

☐ **Trust –** *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death[(1)] –** *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ________________
Include title and signature pages.

2b. Custodial Ownership *(Qualified)*

☐ **Traditional IRA* –** *One signature required.*

☐ **Roll-Over IRA* –** *One signature required.*

☐ **Roth IRA* –** *One signature required.*

☐ **KEOGH Plan* –** *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan* –** *Owner and custodian signature required.*

☐ **Other** (Specify) – ________________

** Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ______

Name of Custodian or Trustee ______

Mailing Address ______

City, State, Zip ______

Business Phone ______

Custodian/Trust/Business Entity Tax ID# ______

Account # ______

Name of Custodian or Other Administrator ______

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ______

Date of Birth ______

Social Security Number or Taxpayer ID # ______

Legal Address (No P.O. Boxes) ______

City, State, Zip ______

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ______ ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ______

Entity Name ______

Date of Birth ______

Social Security Number or Taxpayer ID# ______

If Non-U.S. Citizen, specify Country of Citizenship ______

Mailing Address (if different than legal address) ______

City, State, Zip ______

Home Phone ______

Business Phone ______

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______
City / State/Province / Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.
Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

Note: IRA accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

- *I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Automatic Purchase Plan:** *** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP.

* *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties set forth in the applicable prospectus or this Subscription Agreement.*

† *Ohio and Alabama investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

** *I authorize American Realty Capital Healthcare Trust, Inc. or its agent, DST Systems, Inc. (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

*** *Tennessee investors cannot participate in the Automatic Purchase Plan.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______________________

Mailing Address ______________________

City, State, Zip ______________________

Account # ______________________

Bank's ABA/Routing # ______________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications:

☐ **American Realty Capital Healthcare Trust, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

The stockholder communications we may offer electronically include annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials.

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

☐ **I would like to receive shareholder communications electronically.** ☐ **I would like to receive my statement online.**

My e-mail address is ______________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
I/We acknowledge receipt of the final Prospectus of American Realty Capital Healthcare Trust, Inc., not less than five (5) business days prior to the signing of this Subscription Agreement.

6 *Continued*

Subscriber Acknowledgements & Signatures	Owner	Co-Owner
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital Healthcare Trust, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Alabama residents only: In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor's maximum investment in the issuer should not exceed 10% of the investor's net worth (exclusive of home, auto and home furnishings).		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.		
Tennessee residents only: In addition to the general suitability requirements described above, the investor's maximum investment in our shares and our affiliates shall not exceed 10% of the Tennessee investor's net worth.		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.		
California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor's maximum investment in our shares not to exceed 10% of the investor's net worth (exclusive of home, home furnishings and automobile).		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in the Issuer and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR THIS OFFERING (AT LEAST FIVE BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

6a

IMPORTANT: Investors must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.

SIGNATURE OF OWNER AND CO-OWNER

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) ______________

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor

Print Name Date

Signature of Joint Owner, if applicable

Print Name Date

6b

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9

What Number to Give the Requester. – Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee (1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
5. Sole proprietorship or single-owner LLC	The owner (3)

For this type of account:	Given the EIN of:
6. Sole proprietorship or single-owner LLC	The owner (3)
7. A valid trust, estate, or pension trust	The legal entity (4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person's number must be furnished.

(2) Circle the minor's name and furnish the minor's SSN.

(3) You must show your individual name and you also may enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: *If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.*

6b

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.socialsecurity.gov/online/ss-5.pdf.* You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

- An organization exempt from tax under Section 501(a), an individual retirement account ("IRA"), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
- The United States or any of its agencies or instrumentalities.
- A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
- A foreign government or any of its political subdivisions, agencies or instrumentalities.
- An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

- A corporation.
- A foreign central bank of issue.
- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
- A futures commission merchant registered with the Commodity Futures Trading Commission.
- A real estate investment trust.
- An entity registered at all times during the tax year under the Investment Company Act of 1940.
- A common trust fund operated by a bank under Section 584(a).
- A financial institution.
- A middleman known in the investment community as a nominee or custodian.
- A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. *Check the "Exempt TIN" box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.*

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN.* If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
- *Civil Penalty for False Information With Respect to Withholding.* If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
- *Criminal Penalty for Falsifying Information.* Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
- *Misuse of TINs.* If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

☐ **Special Alabama Undertaking Regarding APP:** The Firm must check this box if the Automatic Purchase Plan ("APP") box in Section 5 is checked and either the sale was made in Alabama or Alabama is the state designated as the investor's address. By checking the box at the beginning of this paragraph, the Firm covenants and agrees that: (1) the Firm will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under Section 6 of this Subscription Agreement.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Conduct Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the FINRA Conduct Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box ______________________

Mailing Address ______________________

City, State, Zip ______________________

Business Phone # (Required) ______________________

Fax Phone # ______________________

E-mail Address ______________________

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ______________________

Representative # ______________________

Registered Representative or Advisor [I.A.] Address or P.O. Box ______________________

City, State, Zip ______________________

Business Phone # (Required) ______________________

Fax Phone # ______________________

E-mail Address ______________________

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ______________________

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ______________________

Date ______________________

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ______________________

Date ______________________

8

IMPORTANT: Please note that there are state-specific mailing addresses for ARC-HT.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail

American Realty Capital Healthcare Trust, Inc.
c/o DST Systems, Inc.
430 W. 7th Street, Kansas City, MO 64105-1407

For Overnight Deliveries

American Realty Capital Healthcare Trust, Inc.
c/o DST Systems, Inc.
430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for ARC-HT:

- **For ARC-HT investors in PA and TN, mail to:**

  American Realty Capital Healthcare Trust, Inc.
  c/o Realty Capital Securities, LLC
  3 Copley Place, Suite 3300, Boston, MA 02116

FOR COMPANY USE ONLY:

Amount ______________________

Date ______________________

Check/Wire# ______________________

Account # ______________________

Registered Representative # ______________________

Firm # ______________________

Custodian ID# ______________________

Transfer Agent Reviewer ______________________